CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form N-4 (No. 333-236099) (the “Registration Statement”) of our report dated March 14, 2024 relating to the financial statements of Fortitude Life Insurance & Annuity Company and consent to the incorporation by reference in the Registration Statement of our report dated April 25, 2024 relating to the financial statements of each of the subaccounts of Fortitude Life Insurance & Annuity Company Variable Account B indicated in our report. We also consent to the reference to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 25, 2024